Exhibit 99.1

News Release

Contact:               Constance C. Bienfait

Vice President

Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.

(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES FIRST QUARTER 2008 RESULTS AND RECENT HIGHLIGHTS

SAN DIEGO, CA – May 1, 2008 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), announced today its financial results for the first quarter ended March 31, 2008 and commented on first quarter results and recent company events and accomplishments.

Financial Results:
Revenue for the first quarter of 2008 was $0.9 million compared to $3.4 million for the first quarter of 2007. The $2.5 million decrease was mainly due to the absence of license fees of $1.8 million recognized in the first quarter of 2007 in conjunction with our former collaboration agreement with Schering-Plough Corporation, which was terminated in September 2007.

Research and development expenses for the first quarter of 2008 increased to $9.7 million from $9.5 million in the 2007 comparable period. General and administrative expenses decreased to $2.5 million for the first quarter of 2008 from $3.3 million for the first quarter of 2007. The $0.8 million decrease was primarily due to a reduction in personnel, professional services, occupancy and depreciation expenses. Stock-based compensation expense included in research and development and general and administrative expenses during the first quarter of 2008 was $0.6 million and $0.4 million, respectively.

Net loss for the first quarter of 2008 was $11.1 million or $0.36 per share compared to a net loss of $8.5 million or $0.28 per share for the first quarter of 2007.

As of March 31, 2008, Metabasis had $36.4 million in cash, cash equivalents and securities available-for-sale compared to $42.4 million as of December 31, 2007, a decrease of $6.0 million. The decrease is primarily attributable to the use of cash to fund ongoing operations, offset by venture loan proceeds.

During the first quarter, Metabasis secured a venture loan for $5.0 million with Oxford Finance Corp.  On April 16, 2008, the Company announced the completion of a warrant exchange transaction and concurrent private placement, raising approximately $10.0 million in capital to be used for general corporate purposes, including further clinical development of MB07803 and MB07811.

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Company Updates:
MB07803
The Company recently completed and reported the results of its Phase 2a, 28-day initial proof-of-concept clinical trial for MB07803, its second generation FBPase inhibitor product candidate for the treatment of type 2 diabetes. The primary efficacy endpoint of the clinical trial was achieved with administration of MB07803 once daily resulting in a statistically and clinically significant reduction in fasting plasma glucose (FPG) at day 28 versus placebo (p=0.0177). The clinical trial also showed that MB07803 was safe and well tolerated. The overall adverse event profile was similar to that of the placebo. Fasting lactate levels were within the normal range and no patients experienced hyperlacticemia (a sustained lactate elevation above 4.5 mM). The Company plans to submit the full clinical trial results for presentation at The World Congress on Controversies to Consensus in Diabetes, Obesity and Hypertension being held in Barcelona in October.

With this new data in hand, the Company is reviewing development plans for MB07803. It expects to continue laying the foundation for initiation of a Phase 2b clinical trial in 2009, currently expected to be conducted in collaboration with a strategic partner. Between now and the start of the Phase 2b clinical trial, additional clinical trials are planned, including a Phase 1 drug/drug interaction clinical trial evaluating the co-administration of MB07803 with metformin.

MB07811
Metabasis has completed dosing in a Phase 1b clinical trial evaluating MB07811, a novel beta-subtype-selective thyroid hormone receptor (TRb) agonist for the treatment of hyperlipidemia, in patients with mildly elevated LDL-cholesterol. Early in the first quarter, interim results were announced from the first four dose cohorts completed in the Phase 1b clinical trial.  The results showed that MB07811 was safe and well tolerated. And, although the observations should be considered preliminary, evaluation of the efficacy of the first four dose cohorts showed the product candidate to induce clinically-relevant reductions in LDL-cholesterol and triglycerides compared to changes observed in patients treated with placebo. Based on these findings, dose escalation continued in order to evaluate the safety, pharmacokinetics and lipid lowering activity of higher doses.  The seventh and final cohort has been completed and final results from this clinical trial are expected later this quarter. Concurrently, plans are moving forward to initiate a 12-week Phase 2a proof-of-concept clinical trial around midyear, as well as a drug/drug interaction clinical trial to evaluate the safety of MB07811 when combined with a statin.

GLUCAGON PROGRAM
The discovery and development of a potent, orally active glucagon receptor antagonist as a novel treatment for diabetes has long been a goal in the pharmaceutical industry. The Metabasis discovery team has made excellent progress toward reaching that goal, with recommendation of a candidate for clinical development possible this year. Recognizing the strong interest in this target from potential collaborators, and in order to provide resources for this and other projects, the Company decided last year to initiate efforts toward establishing a strategic collaboration on this program and to date, has made significant progress toward that goal.

ADDITIONAL EVENTS
On April 23rd, Metabasis announced a one-year extension of the research term of its collaboration with Merck & Co., Inc. to discover, develop and commercialize activators of AMP-activated Protein Kinase (AMPK) for the treatment of type 2 diabetes and other metabolic diseases. This collaboration, originally established in June 2005, entitles Metabasis to receive payments upon achievement of certain preclinical and clinical milestones during development of a product candidate. Should a product be commercialized, Metabasis will receive a royalty on net sales and has the option to co-promote the product in the United States.

Also in April, Dr. Elizabeth Stoner was appointed to Metabasis’ Board of Directors. Dr. Stoner brings to Metabasis extensive experience in global clinical research and development from her 22-year tenure at Merck Research Laboratories, culminating in her position of senior vice president of Global Clinical Development Operations.  She will also be joining Metabasis’ Scientific Advisory Board.

“We continue to make significant progress in the development of our two leading clinical-stage product candidates, MB07803 and MB07811,” commented Dr. Paul Laikind, president and chief executive officer. “We are pleased with the results of the Phase 2a clinical trial of MB07803 reported earlier this week. The clinical trial provided the first evidence that MB07803 lowers FPG levels in patients with type 2 diabetes. Achievement of a statistically significant and clinically meaningful reduction in FPG levels in this patient population with once-a-day dosing of MB07803, coupled with demonstration of a safety and tolerability profile similar to placebo-treated patients, is a significant step forward for our FBPase inhibitor program. These results support our belief that FBPase inhibition could be an important new therapeutic approach for patients suffering with this debilitating disease.

“The next clinical milestone, coming up quickly, will be clinical trial results from the Phase 1b clinical trial of MB07811. We hope to confirm the safety and efficacy we reported after an interim analysis last quarter. Turning to our preclinical pipeline, we continue to advance the development of several of our preclinical projects that, if successful, will bolster our metabolic disease focused clinical pipeline.

“On the business development front, we are moving forward in our efforts to establish a strategic collaboration on the development of glucagon, as well as collaborations on our other programs and product candidates at the appropriate times. In addition, we are continuing our efforts to license our non-core assets to assure their continued development.

“As mentioned above, we have completed a series of initiatives that are in keeping with our strategy to bolster our balance sheet while minimizing dilution to our existing stockholders; namely, our venture loan, the warrant exchange and concurrent private placement, and the extension of our AMPK collaboration with Merck. These initiatives, coupled with our potential strategic collaborations, are designed to help us reach the key, potentially value driving events that are expected to occur over the remainder of the year and early in 2009.

“On the personnel front, the Metabasis team is very excited to welcome Dr. Stoner as a director and as a member of our scientific advisory board. Her exceptional knowledge of global clinical and product development, especially in the area of metabolic disease, will be a tremendous asset to the Company and will greatly support us as we work to advance our product pipeline and establish strategic collaborations.”

“Finally we are announcing today that Mr. John Beck, our Vice President of Finance and Chief Financial Officer will soon be departing Metabasis to pursue a new opportunity.  We have enjoyed and benefited from working with John over the past 10 years and wish him nothing but the best with his next pursuit.”

Conference Call:
The Metabasis management team will host a conference call and live webcast to discuss first quarter 2008 financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 800-322-2803 for domestic callers and 617-614-4925 for international callers. Please specify to the operator “Metabasis Therapeutics” when asked for a passcode. The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any necessary software download.

About Metabasis (www.mbasis.com):
Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of drug candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the Company, Metabasis has also discovered and developed drug candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or partner. All product candidates were developed internally using proprietary technologies.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress, completion and results of clinical trials for Metabasis’ product candidates, including the expected results of clinical trials for MB07803 and MB07811 and timelines for the initiation of additional clinical trials of those product candidates; the potential efficacy and benefits of, and the potential market for, Metabasis’ product candidates, including MB07803 and MB07811; the progress of Metabasis’ discovery programs, including the expected advancement of certain programs into clinical development; the status of ongoing and future partnering activities involving the AMPK collaboration with Merck and potential collaborations for the glucagon program and other programs and product candidates; and other potentially value driving future milestones and events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$36,367	$42,438
Other current assets	1,174	1,157
Total current assets	37,541	43,595
Property and equipment, net	6,088	6,356
Other assets	389	172
Total assets	$44,018	$50,123

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,882	$4,934
Other current liabilities	7,574	6,593
Total current liabilities	11,456	11,527
Long-term liabilities	10,568	6,495
Stockholders’ equity	21,994	32,101
Total liabilities and stockholders’ equity	$44,018	$50,123

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Sponsored research	$525	$938
License fees	417	2,467
Other revenue	—	21
Total revenues	942	3,426

Operating expenses:
Research and development	9,745	9,506
General and administrative	2,519	3,264
Total operating expenses	12,264	12,770
Loss from operations	(11,322)	(9,344)
Total interest income, net	222	839
Net loss	$(11,100)	$(8,505)
Basic and diluted net loss per share	$(0.36)	$(0.28)
Shares used to compute basic and diluted net loss per share	30,758	30,458